EXHIBIT 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Forms S-3 (No. 33-61081 and No. 33-62711) and in the Registration Statements on Forms S-8 (No. 33-45977, No. 33-56938, No. 33-55477 and No. 33-55577) of Infinity Broadcasting Corporation of our report dated March 28, 1995 relating to the consolidated financial statements of Alliance Broadcasting, L.P., which appears in the Current Report on Form 8-K of Infinity Broadcasting Corporation dated
September 27, 1995.

PRICE WATERHOUSE LLP
San Francisco, California
September 27, 1995